NEWS RELEASE
BROOKFIELD HOMES ANNOUNCES 2006 HOME AND LOT CLOSINGS,
NET NEW HOME ORDERS
AND NOTICE OF YEAR END CONFERENCE CALL AND WEBCAST
Fairfax, Virginia, January 8, 2007 — (BHS: NYSE)
2006 Home and Lot Closings
In 2006, Brookfield Homes Corporation closed 1,159 homes and 834 lots for a total of 1,993 home and lot closings. This compares to a total of 2,824 home and lot closings in 2005. The company’s backlog at December 31, 2006 was 247 homes, a decrease of 208 homes when compared to the same period last year. The targeted home closings for 2007 is between 1,150 and 1,250 homes.
Net New Home Orders
Net new home orders for the three months ended December 31, 2006 totaled 208 units, an increase of 52 units compared to the same period in 2005. The increase in net new home orders for the quarter is primarily due to an increase in active selling communities. This was partially offset by a decrease in net new orders in Corporate and Other, which currently comprises operations in Hawaii.
A summary by region of active selling communities, net new home orders and 2006 home closings follows:

	Active Selling
	Communities		Net New Home Orders				Home Closings
	Three months ended		Three months ended		Years ended		Year ended
	December 31		December 31		December 31		December 31
	2006	2005	2006	2005	2006	2005	2006

Northern California	3	1	31	7	112	150	107
Southland / Los Angeles	7	5	53	62	321	242	326
San Diego / Riverside	9	7	70	11	241	412	288
Washington D.C. Area	12	11	61	46	254	557	375
Corporate and other	2	1	(7)	30	23	60	63

	33	25	208	156	951	1,421	1,159

Conference Call and Webcast for Investors and Analysts
You are invited to participate in Brookfield Homes’ Year End Conference Call on Thursday, February 1, 2007 at 5:00 p.m. (EST) to discuss with members of senior management our results and current business initiatives.
Brookfield Homes will release its 2006 year end financial results on Thursday, February 1st at approximately 4:00 p.m. (EST), and it will be available on the website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Brookfield Homes’ supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.
To participate in the Conference Call, please dial 1-888-825-9691, toll free in North America, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight March 1, 2007. To access this rebroadcast, please call 1-800-558-5253 (Reservation: 21319037), toll free in North America.
Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 28,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Paul Kerrigan
Executive Vice President & Chief Financial Officer
Tel: 858-481-2568
Email: pkerrigan@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning projected 2007 home closings and those statements preceded by, followed by, or that include the words “planned”, “projected”, “goals”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.